As filed with the Securities and Exchange Commission on January 5, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Willis Towers Watson Public Limited Company

(Exact name of registrant as specified in its charter)

Ireland	98-0352587
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

c/o Willis Group Limited

51 Lime Street, London EC3M 7DQ, England

(Address, including Zip Code, of Principal Executive Offices)

Towers Watson Amended and Restated 2009 Long Term Incentive Plan

Watson Wyatt Amended and Restated 2000 Long-Term Incentive Plan

Extend Health Amended and Restated 2007 Equity Incentive Plan

Liazon Amended and Restated 2011 Equity Incentive Plan

(Full title of the plan)

Matthew S. Furman, Esq.

General Counsel

Willis Towers Watson Public Limited Company

Brookfield Place

200 Liberty Street, 7th Floor

New York, NY 10281-1003

(212) 915-8249

(Name, address and telephone number, including area code, of agent for service)

with copies to:

Michael J. Aiello, Esq.

P.J. Himelfarb, Esq.

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

(212) 310-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, $0.000304635 nominal value per share, issuable pursuant to outstanding stock option and restricted stock unit awards under the Towers Watson Amended and Restated 2009 Long Term Incentive Plan	917,746	$80.16(2)(a)(b)(c)	$73,570,568.06(2)(a)(b)(c)	$7,408.56
Ordinary Shares, $0.000304635 nominal value per share, reserved for future grant under the Towers Watson Amended and Restated 2009 Long Term Incentive Plan	7,268,348	$47.27(2)(a)	$343,574,809.96(2)(a)	$34,597.98
Ordinary Shares, $0.000304635 nominal value per share, issuable pursuant to outstanding stock option awards under the Watson Wyatt Amended and Restated 2000 Long-Term Incentive Plan	5,464	$42.47(2)(d)	$232,056.08(2)(d)	$23.37
Ordinary Shares, $0.000304635 nominal value per share, issuable pursuant to outstanding stock option awards under the Extend Health Amended and Restated 2007 Equity Incentive Plan	32,454	$7.33(2)(e)	$237,887.82(2)(e)	$23.96
Ordinary Shares, $0.000304635 nominal value per share, issuable pursuant to outstanding stock option and restricted stock awards under the Liazon Amended and Restated 2011 Equity Incentive Plan	19,974	$12.07(2)(a)(b)(f)	$241,001.44(2)(a)(b)(f)	$24.27
Total	8,243,986			$42,078.13

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Ordinary Shares, $0.000304635 nominal value per share (“Ordinary Shares”) that become issuable in respect of the shares identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the Registrant’s outstanding Ordinary Shares.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended. The offering price per share and aggregate offering price are based upon: (a) $47.27, which is the average of the high and low prices per Ordinary Share as reported on the New York Stock Exchange on January 4, 2016; (b) (i) 396,442 outstanding restricted stock units granted pursuant to the Towers Watson Amended and Restated 2009 Long Term Incentive Plan, as amended on January 4, 2016, and (ii) 2,731 shares of outstanding restricted stock granted pursuant to the Liazon Amended and Restated 2011 Equity Incentive Plan, as amended on January 4, 2016; (c) $105.18, which is the weighted average exercise price for Ordinary Shares subject to the 521,304 outstanding stock options granted pursuant to the Towers Watson Amended and Restated 2009 Long Term Incentive Plan, as amended on January 4, 2016; (d) $42.47, which is the weighted average exercise price for Ordinary Shares subject to the 5,464 outstanding stock options granted pursuant to the Watson Wyatt Amended and Restated 2000 Long-Term Incentive Plan, as amended on January 4, 2016; (e) $7.33, which is the weighted average exercise price for Ordinary Shares subject to the 32,454 outstanding stock options granted pursuant to the Extend Health Amended and Restated 2007 Equity Incentive Plan, as amended on January 4, 2016; and (f) $6.49, which is the weighted average exercise price for Ordinary Shares subject to the 17,243 outstanding stock options granted pursuant to the Liazon Amended and Restated 2011 Equity Incentive Plan, as amended on January 4, 2016.

EXPLANATORY NOTE

On June 29, 2015, Willis Towers Watson Public Limited Company (“WTW” or the “Registrant”) entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”) with Towers Watson & Co. (“Towers Watson”), pursuant to which Towers Watson would become a subsidiary of WTW (the “Merger”). The Merger was completed on January 4, 2016. This Registration Statement on Form S-8 is being filed by WTW in connection with the registration of 8,243,986 shares of its Ordinary Shares, $0.000304635 nominal value per share (the “Ordinary Shares”) issuable to eligible employees of Towers Watson pursuant to awards assumed by WTW granted under the Towers Watson Amended and Restated 2009 Long Term Incentive Plan, as amended on January 4, 2016, the Watson Wyatt Amended and Restated 2000 Long-Term Incentive Plan, as amended on January 4, 2016, the Extend Health Amended and Restated 2007 Equity Incentive Plan, as amended on January 4, 2016, and the Liazon Amended and Restated 2011 Equity Incentive Plan, as amended on January 4, 2016 (collectively, the “Plans”), in each case, in accordance with the terms of the Merger Agreement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the employee benefit plan information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Registrant will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Registrant will furnish to the Commission or its staff a copy of any or all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated in this Registration Statement by reference and shall be deemed to be a part hereof:

a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed on February 24, 2015;

b)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”) since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above (File No. 001-16503),* including the Registrant’s Current Report on Form 8-K filed with the Commission on August 21, 2015 (as amended on August 25, 2015), providing updated Business discussion, and recast Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Consolidated Financial Statements and Supplementary Data to reflect a change in the Registrant’s operating and reportable segments; and

c)	The description of the Registrant’s share capital contained in its Form 8-A filed on January 5, 2016.

*	Any report (or portion thereof) “furnished” on Form 8-K shall not be incorporated by reference.

In addition to the foregoing, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a report (or portion thereof) furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is qualified in its entirety by the information appearing in the documents incorporated by reference in this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interest of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s articles of association (“Articles”) provide that, subject to applicable law, the Registrant shall indemnify its directors and officers against all liabilities, loss, damage or expense incurred or suffered by such person as a director or officer. The Articles further provide that such indemnified persons shall be indemnified out of the funds of the Registrant against all liabilities incurred or suffered in defending any proceedings, whether civil or criminal, in which judgment is given in a director’s or officer’s favor, he is acquitted, or in respect of any application under the Irish Companies Act, 2014 (the “Irish Companies Act”) in which relief from liability is granted to him. The Articles also require the Registrant, subject to applicable law, to pay expenses incurred by a director or officer in defending any civil or criminal action or proceeding in advance of the final disposition of any such action or proceeding, provided that the indemnified person undertakes to repay the Registrant such amount if it is ultimately determined that such person was not entitled to indemnification. With regard to the Registrant’s indemnification of its directors and its secretary, the Irish Companies Act prescribes that an Irish company may only indemnify an officer for liability attaching to that officer which does not involve negligence, default, breach of duty or breach of trust and any liability incurred by an officer in respect of proceedings in which judgment is given in his favor or in which he is acquitted or where the court has granted relief, wholly or partially, on the basis that he has acted honestly and reasonably and, having regard to the circumstances of the case, ought fairly be excused. Any provision which seeks to indemnify a director or secretary of an Irish company over and above this shall be void under Irish law, whether contained in its articles of association or in any contract between the director or secretary and the Irish company.

Irish companies may take out directors and officers liability insurance, as well as other types of insurance, for their directors and officers. The Registrant has purchased and maintains a directors’ and officers’ liability policy.

Each of the Registrant and Willis North America Inc., a Delaware corporation, has entered into a deed of indemnity and indemnification agreement, respectively, with each of the directors and certain officers of the Registrant as well as certain individuals serving as directors or officers of the Registrant’s subsidiaries. These arrangements provide for the indemnification of, and advancement of expenses to, the indemnitee by the Registrant and Willis North America Inc., respectively, to the fullest extent permitted by law and include related provisions meant to facilitate the indemnitee’s receipt of such benefits.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following documents are filed as a part of this Registration Statement or incorporated by reference herein:

Exhibit No.	Description

4.1	Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit No. 3.1 to the Registrant’s Registration Statement on Form 8-A, filed with the Commission on January 5, 2016).

4.2	Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit No. 3.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on January 4, 2010 (File No. 001-16503)).

5.1*	Opinion of Matheson.

23.1*	Consent of Deloitte LLP, independent registered public accounting firm for Willis Group Holdings Public Limited Company.

23.2*	Consent of Deloitte & Touche LLP, independent registered public accounting firm for Towers Watson & Co.

23.3*	Consent of Matheson (included in its opinion filed as Exhibit 5.1 hereto).

24.1*	Power of Attorney (included on the signature pages to this Registration Statement).

99.1*	Towers Watson Amended and Restated 2009 Long Term Incentive Plan, as amended and restated effective January 4, 2016.

99.2*	Watson Wyatt Amended and Restated 2000 Long-Term Incentive Plan, as amended and restated effective January 4, 2016.

99.3*	Extend Health Amended and Restated 2007 Equity Incentive Plan, as amended and restated effective January 4, 2016.

99.4*	Liazon Amended and Restated 2011 Equity Incentive Plan, as amended and restated effective January 4, 2016.

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 5, 2016.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

By:	/s/ Matthew S. Furman
Matthew S. Furman
General Counsel

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John J. Haley, Roger Millay, Matthew S. Furman and Nicole Napolitano, and each of them (with full power to act alone), as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her in his or her name, place and stead, in any and all capacity, in connection with this Registration Statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the registrant any and all amendments or supplements (including any and all stickers and post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith with the Commission and any applicable securities exchange, securities self-regulatory body or other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them (with full power to act alone), full power and authority to do and perform each and every act and things requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated on January 5, 2016:

Signature	Title

/s/ John J. Haley	Chief Executive Officer and Director (Principal Executive Officer)
John J. Haley

/s/ Roger Millay	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Roger Millay

/s/ Dominic Casserley	Director, President and Deputy Chief Executive Officer
Dominic Casserley

/s/ Anna C. Catalano	Director
Anna C. Catalano

/s/ Victor F. Ganzi	Director
Victor F. Ganzi

/s/ Wendy E. Lane	Director
Wendy E. Lane

/s/ James F. McCann	Chairman and Director
James F. McCann

/s/ Brendan R. O’Neill	Director
Brendan R. O’Neill

/s/ Jaymin B. Patel	Director
Jaymin B. Patel

/s/ Linda D. Rabbitt	Director
Linda D. Rabbitt

/s/ Paul D. Thomas	Director
Paul D. Thomas

/s/ Jeffrey W. Ubben	Director
Jeffrey W. Ubben

/s/ Wilhelm Zeller	Director
Wilhelm Zeller

EXHIBIT INDEX

Exhibit No.	Description

4.1	Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit No. 3.1 to the Registrant’s Registration Statement on Form 8-A, filed with the Commission on January 5, 2016).

4.2	Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit No. 3.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on January 4, 2010 (File No. 001-16503)).

5.1*	Opinion of Matheson.

23.1*	Consent of Deloitte LLP, independent registered public accounting firm for Willis Group Holdings Public Limited Company.

23.2*	Consent of Deloitte & Touche LLP, independent registered public accounting firm for Towers Watson & Co.

23.3*	Consent of Matheson (included in its opinion filed as Exhibit 5.1 hereto).

24.1*	Power of Attorney (included on the signature pages to this Registration Statement).

99.1*	Towers Watson Amended and Restated 2009 Long Term Incentive Plan, as amended and restated effective January 4, 2016.

99.2*	Watson Wyatt Amended and Restated 2000 Long-Term Incentive Plan, as amended and restated effective January 4, 2016.

99.3*	Extend Health Amended and Restated Equity Incentive Plan, as amended and restated effective January 4, 2016.

99.4*	Liazon Amended and Restated 2011 Equity Incentive Plan, as amended and restated effective January 4, 2016.

*	Filed herewith.